EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE-Systems Ltd. for the registration of an additional 1,000,000 of its ordinary shares under its 2008 Share Incentive Plan of our report dated March 31, 2010 with respect to the consolidated financial statements of NICE-Systems Ltd. and its subsidiaries for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of NICE-Systems Ltd., which is included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER
KOST FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel
December 15, 2010